UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2018

MANNING & NAPIER, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35355	45-2609100
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

290 Woodcliff Drive, Fairport, New York 14450

(Address of principal executive offices and zip code)

(585) 325-6880

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Manning & Napier, Inc. (the “Company”) has announced that Beth Galusha has retired on March 26, 2018 from her position as Principal Financial Officer of the Company, effective immediately. She will remain with the Company in an advisory capacity following her retirement until May 25, 2018, and receive aggregate cash compensation of $58,000 for the period.

The Company also announced that, effective March 26, 2018, Paul Battaglia has been appointed Chief Financial Officer of the Company to replace Ms. Galusha. Mr. Battaglia has served as the Vice President of Finance of Manning & Napier Advisors, LLC (“MNA”), an affiliate of the Company, since July 2016 and as Director of Finance since June 2011. Mr. Battaglia, age 39, earned a BBA/MBA in Accounting and Finance from St. Bonaventure University in 2001. In connection with his new position, Mr. Battaglia will receive an annual base salary of $250,000 and will be eligible for an annual bonus of up to $250,000. Pursuant to his employment terms, Mr. Battaglia is also entitled to severance payments of up to one year’s base salary plus $125,000 (50% of annual bonus potential), as well as continuation of medical benefits for up to one year.

There is no arrangement or understanding between Mr. Battaglia and any other person pursuant to which Mr. Battaglia was selected as an executive officer. Mr. Battaglia has not been and is not proposed to be party to any transaction with the Company that would be reportable under Item 404(a) of Regulation S-K. Mr. Battaglia does not have any family relationship with any director, executive officer or person nominated or chosen by the Company to become a director or an executive officer.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibit

99	Press Release issued by Manning & Napier, Inc. on March 28, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Manning & Napier, Inc.

Date: March 28, 2018	By:	/s/ John M. Emmons
Name: John M. Emmons Title: Corporate Secretary